Exhibit 99.1

Discovery Labs Reports Second Quarter 2014 Financial Results

WARRINGTON, PA — August 5, 2014 — Discovery Laboratories, Inc. (Nasdaq: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced financial results for the second quarter ended June 30, 2014, as well as recent business updates. The Company will host a conference call today, August 5, 2014 at 9:00 AM ET to discuss the 2014 second quarter financial results and other business updates.

Financial update
•	Reported an operating loss of $10.9 million and net cash outflows before financing activities of $10.4 million for the second quarter of 2014;
•	Ended the second quarter of 2014 with cash and cash equivalents of $65.6 million; and
•	Awarded $1.9 million Fast Track Small Business Innovation Research (SBIR) Grant from the National Heart, Lung, and Blood Institute (NHLBI) of the National Institutes of Health (NIH) to support the phase 2a clinical trial for AEROSURF®.

SURFAXIN® (lucinactant): SURFAXIN is the liquid dosage form of the Company’s novel KL4 surfactant and is the first FDA-approved synthetic, peptide-containing alternative to animal-derived surfactants. Currently, the Company is focused on securing formulary acceptance with hospitals that it considers to be influential centers of influence with strong reputations in the neonatal community, as well as affiliated and regional hospitals. To date, the Company achieved formulary acceptance or restricted use allowance in a total of 15 neonatal critical care facilities.

AEROSURF: The ongoing phase 2 clinical program for our investigational product AEROSURF consists of a phase 2a trial, which is designed to assess safety and tolerability of aerosolized KL4 surfactant delivered to premature infants receiving nasal continuous positive airway pressure (nCPAP), and a phase 2b trial, which is designed to determine the optimal dose and define the expected efficacy margin. The Company remains on track to complete this phase 2 clinical program in the second half of 2015. During the second quarter, the Company noted slower-than-expected enrollment in the phase 2a trial, with enrollment rates improving to expected levels thus far in the third quarter. Additionally, data from our study sites indicate that the number of 33-to-34 week gestational age (GA) infants who could meet eligibility requirements and potentially benefit from aerosolized KL4 surfactant is larger than indicated by prior research. Accordingly, the Company has amended its trial protocol to increase the gestational age inclusion criteria from 29-to-32 weeks GA to 29-to-34 weeks GA, and expanded the number of patients in the study to 42. The Company now anticipates phase 2a data in the fourth quarter of 2014.

“The second quarter of 2014 was one of tangible progress towards our goal to advance the treatment paradigm for infants born at risk of respiratory distress syndrome,” commented John G. Cooper, President and Chief Executive Officer at Discovery Labs. “SURFAXIN is the first step. Consistent with our measured approach, we are focused on formulary acceptance in hospitals, in-service training to assure that SURFAXIN is administered safely and consistently, and building relationships at key centers of influence. As we engage with these hospitals, we frequently hear of the desire for AEROSURF, which has the potential to address a significant unmet medical need, namely to reduce the rates of invasive endotracheal intubation and nCPAP failure, which can lead to poor medical outcomes. As we prepare for our phase 2b program later this year, we are encouraged by the great desire among the neonatal community to participate in this clinical program.”

Summary Financial Results for the Second Quarter Ended June 30, 2014

The Company reported a net loss of $10.6 million ($0.12 per basic share) on 85.1 million weighted-average common shares outstanding for the quarter ended June 30, 2014, compared to a net loss of $8.6 million ($0.18 per basic share) on 49.1 million weighted-average common shares outstanding for the comparable period in 2013. Included in the net loss is the change in fair value of certain common stock warrants that are classified as derivative liabilities, resulting in non-cash income of $1.4 million and $2.5 million for the quarters ended June 30, 2014 and 2013, respectively.

For the quarter ended June 30, 2014, the Company reported an operating loss of $10.9 million compared to $10.8 million for the comparable period in 2013.

During the second quarter of 2014, sales of SURFAXIN to the Company’s specialty distributor were approximately $114,000 and demand sales into hospitals were $72,000. In accordance with the Company’s revenue recognition policy, for the second quarter of 2014, the Company recognized $42,000 in revenue for sales of SURFAXIN. The Company also recognized $1.1 million in grant revenue under a $1.9 million Fast Track SBIR Grant from the NHLBI of the NIH to provide support for the ongoing phase 2a clinical trial for AEROSURF. The remaining $0.8 million available under the grant is expected to be received by the end of 2014.

Operating expenses for the second quarter ended June 30, 2014 were $12.0 million compared to $11.0 million for the comparable period in 2013. The increase in operating expenses was due to costs associated with (i) the AEROSURF phase 2a clinical trial; (ii) initiating the manufacture of capillary aerosol generator (CAG) devices for use in our anticipated AEROSURF phase 2b program; and, (iii) increased investments in our medical affairs capabilities and programs to communicate the attributes of SURFAXIN and AEROSURF to the neonatal community in the United States. Additionally, operating expenses in 2013 included $1.7 million in investments to support the initiation of the AEROSURF phase 2 program, including the design and development, with the assistance of the Battelle Memorial Institute, of a clinic-ready CAG device and the technology transfer of the Company’s lyophilized KL4 surfactant manufacturing process to a contract manufacturing organization (CMO). Both of these projects were successfully concluded in 2013.

Other expense for the quarter ended June 30, 2014 was $1.1 million which represents interest expense related to long-term debt. Of the $1.1 million, $0.6 million is cash interest expense and $0.5 million is non-cash amortization of the debt discount.

Net cash outflows before financing activities for the quarter ended June 30, 2014 were $10.4 million.
As of June 30, 2014, the Company had cash and cash equivalents of $65.6 million. For the third quarter of 2014, the Company anticipates operating cash outflows before financing activities of approximately $11 million.

As of June 30, 2014, the Company had $30 million of long-term debt with principal payable in three equal annual installments beginning in 2017, subject to a one year deferral of the amounts due in each of 2017 and 2018 if certain financial milestones are achieved.

As of June 30, 2014, the Company reported a common stock warrant liability of $3.2 million, predominantly related to five-year warrants issued in February 2011. These warrants are not subject to cash settlement, but they have been classified as derivative liabilities in accordance with generally accepted accounting principles because they contain anti-dilution provisions that adjust the exercise price of the warrants in certain circumstances.

The Company had 85.2 million and 84.6 million shares of common stock outstanding as of June 30, 2014 and December 31, 2013, respectively.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 to be filed with the Securities and Exchange Commission on or before August 11, 2014, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations.

Conference Call and Audio Webcast Details
The Company will host a live teleconference and webcast at 9:00 a.m. Eastern Time today. During the conference call, Discovery Labs’ management will discuss the 2014 second quarter financial results along with other business updates.

The press release and the live webcast of the conference call will be available via Discovery Labs’ corporate website at www.discoverylabs.com. The webcast will be made available on the events page. An audio archive will be available after the call at the same address until Tuesday, September 2, 2014.

To participate in the live conference call, please dial (877) 870-4263 (domestic) or (412) 317-0790 (international). After placing the call, please ask to be joined into the Discovery Labs conference call. The conference call replay number is (877) 344-7529 (domestic) or (412) 317-0088 (international); please use 10049810 as the replay passcode.

About AEROSURF®
AEROSURF is a novel investigational drug-device combination product being developed to deliver Discovery Labs’ KL4 surfactant in aerosolized form to premature infants with respiratory distress syndrome (RDS). AEROSURF could potentially allow for the administration of KL4 surfactant to premature infants without invasive endotracheal intubation, and may enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated. Discovery Labs has initiated a phase 2a clinical study to evaluate the safety and tolerability of aerosolized KL4 surfactant drug product administered in escalating inhaled doses in premature infants 29 to 34 weeks gestational age who are receiving nasal continuous positive airway pressure (nCPAP) for respiratory distress syndrome (RDS), compared to infants receiving nCPAP alone.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care. Discovery Labs’ technology platform includes its novel proprietary KL4 surfactant, a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant, and its proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant. Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants. Discovery Labs believes that its RDS product portfolio, including AEROSURF, if approved, has the potential to become the new standard of care for RDS and, over time, enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results, including projections of future cash balances and anticipated cash outflows, to differ materially from the statements made. Examples of such risks and uncertainties include: risks that Discovery Labs will be unable to secure significant additional capital as needed, or to access debt or equity financings, which could result in substantial equity dilution, and may be unable in a timely manner, if at all, to identify potential strategic partners to support product development and, if approved, commercialize products in markets outside the U.S.; risks related to development programs, including the AEROSURF development program, which may involve time-consuming and expensive pre-clinical studies and clinical trials that may be subject to potentially significant delays or regulatory holds, or fail; risks relating to efforts to commercialize SURFAXIN, including (1) whether Discovery Labs’ commercial and medical affairs organizations will succeed in introducing SURFAXIN, (2) whether SURFAXIN will be approved by hospitals and will gain market acceptance and be preferred by healthcare providers over current products, and (3) whether SURFAXIN will generate revenues sufficient to fund Discovery Labs’ research and development activities and support its operations, and (4) whether Discovery Labs will be successful in implementing its long-term manufacturing strategy to assure continuity of SURFAXIN commercial drug product supply, which may affect its ability to maintain sufficient supplies of SURFAXIN commercial drug product; risks related to technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, contract manufacturers or suppliers in manufacturing drug products, drug substances, aerosol-conducting airway connectors, CAG devices and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with Discovery Labs on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Discovery Labs’ products, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals; and other risks, including those related to (1) continued compliance with The Nasdaq Capital Market® listing requirements, (2) Discovery Labs’ efforts to maintain and protect the patents and licenses related to its products, (3) whether it or its strategic partners will be able to attract and retain qualified personnel, (4) other companies’ competing products, (5) legal proceedings, and (6) health care reform; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com
Will Roberts, Vice President, Investor Relations and Corporate Communication: 215.488.9489 or wroberts@discoverylabs.com

Discovery Laboratories, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	(unaudited)		(unaudited)
	2014	2013	2014	2013

Revenues:
Product sales	$42	$–	$70	$–
Grant revenue	1,051	182	1,054	254
Total Revenue	1,093	182	1,124	254

Operating expenses: (1)
Cost of product sales	731	–	1,512	–
Research and development	6,858	6,863	12,448	15,335
Selling, general and administrative	4,446	4,129	8,869	8,349
Total expenses	12,035	10,992	22,829	23,684

Operating loss	(10,942)	(10,810)	(21,705)	(23,430)

Change in fair value of common stock warrant liability (1)	1,448	2,525	1,826	2,686
Other income/(expense), net	(1,129)	(342)	(2,220)	(519)

Net loss	$(10,623)	$(8,627)	$(22,099)	$(21,263)

Net loss per common share:
Basic	$(0.12)	$(0.18)	$(0.26)	$(0.46)
Diluted	$(0.14)	$(0.22)	$(0.28)	$(0.50)
Weighted avg. common shares outstanding:
Basic	85,061	49,135	84,766	46,411
Diluted	85,882	49,866	86,111	47,773

(1)	Material non-cash items include the change in fair value of certain outstanding warrants accounted for as derivative liabilities, and in operating expenses, depreciation and stock-based compensation. For the three months ended June 30, 2014 and 2013, the charges for depreciation and stock-based compensation were $1.0 million ($0.5 million in R&D and $0.5 million in S,G&A) and $0.8 million ($0.4 million in R&D and $0.4 million in S,G&A), respectively. For the six months ended June 30, 2014 and 2013, the charges for depreciation and stock-based compensation were $1.8 million ($0.9 million in R&D and $0.9 million in S,G&A) and $1.3 million ($0.7 million in R&D and $0.6 million in S,G&A), respectively.

Discovery Laboratories, Inc.
Condensed Consolidated Balance Sheet
(in thousands, except per share data)

	June 30,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$65,557	86,283
Accounts receivable	41	67
Inventory	443	112
Prepaid expenses and other current assets	443	777
Total current assets	66,484	87,239

Property and equipment, net	2,178	1,656
Restricted cash	325	325
Other assets	487	97
Total Assets	69,474	89,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	7,458	6,218
Deferred revenue	105	139
Common stock warrant liability	3,224	5,425
Equipment loans, current portion	75	73
Total Current Liabilities	10,862	11,855

Long-Term Liabilities:
Long-term debt, net of discount of $10,736 at June 30, 2014 and $11,646 at December 31, 2013, respectively	19,264	18,354
Equipment loan, non-current portion	28	69
Other liabilities	114	538
Total Liabilities	30,268	30,816

Stockholders’ Equity:	39,206	58,501
Total Liabilities and Stockholders’ Equity	69,474	89,317